Exhibit 99.1

Altra Reports Third-Quarter 2013 Results

Diluted Earnings Per Share Increases 21.9%

Gross Profit Improves 80bps to 30.6%

BRAINTREE, Mass., October 24, 2013 — Altra Holdings, Inc. (Nasdaq: AIMC), a global manufacturer and marketer of electromechanical power transmission and motion control products, today announced unaudited financial results for the third quarter ended September 28, 2013.

Financial Highlights

•	Third-quarter 2013 net sales were $175.4 million, compared with $174.5 million in the third quarter of 2012, an increase of 0.5%.

•	Gross profit for the third quarter of 2013 grew by 80 basis points to 30.6% from 29.8% in the third quarter of 2012.

•	Third-quarter net income was $10.5 million, or $0.39 per diluted share, compared with net income of $8.5 million, or $0.32 per diluted share, in the third quarter of 2012. Non-GAAP net income in Q3 2013 grew to $10.8 million, or $0.40 per diluted share, from $9.1 million, or $0.34 per diluted share, a year ago.*

•	Reconciliation of Non-GAAP Net Income*:

	Quarter Ended	Nine Months Ended	Quarter Ended	Nine Months Ended
	September 28, 2013		September 29, 2012
Net income attributable to Altra Holdings, Inc.	$10,501	$33,070	$8,547	$29,672

Amortization of inventory fair value adjustment	—	—	122	122
Acquisition related expenses	282	365	32	423
Restructuring costs	97	655	—	—
Premium and deferred financing expense and original issue discount eliminated on the redeemed debt	—	—	660	1,290
Tax impact of above adjustments	(125)	(319)	(240)	(566)

Non-GAAP net income	$10,755	$33,771	$9,121	$30,941

Non-GAAP diluted earnings per share	$0.40	$1.26	$0.34	$1.16

•	Interest expense decreased $4.1 million, or 61.3%, compared to the quarter ended September 29, 2012, primarily due to the refinancing in the fourth quarter of 2012 and lower average outstanding borrowings.

•	Cash and cash equivalents were $70.3 million on September 28, 2013, compared with $85.2 million on December 31, 2012. During the quarter, the Company paid down more than $15 million on its credit facility.

•	Generated $47.8 million of free cash flow in the first 9 months of the year, nearly achieving the Company’s full year projection.

Management Comments

“We demonstrated positive momentum in several areas during the third quarter, even amidst economic headwinds that continue to make revenue growth challenging,” said Carl Christenson, Altra President and CEO. “Revenues were up slightly from the same period a year ago, reversing two quarters of year-over-year declines. Gross margin increased 80 basis points year-over-year, as we continued to see margin improvement as a result of our strategic initiatives. Our Operational Excellence program, strategic pricing and underperforming business improvement efforts all contributed to the improved margins. Non-GAAP net income increased 18% despite relatively flat revenues and a tax rate that was 8 percentage points lower a year ago.”

Business Outlook

“Even though our end markets continue to be challenging, we are optimistic about potential improvements as we look to next year,” Christenson said. “We expect that our organic growth initiatives will enable us to grow the top line, albeit at a modest pace, in this uncertain and choppy economic environment. In addition, our acquisition pipeline is healthy and we have ample dry powder to capitalize on potential opportunities. Finally, we expect to be able to further improve the bottom line as we continue to implement our strategic initiatives.”

Altra is revising its previous guidance for full year 2013. The Company is forecasting sales in the range of $710 to $720 million and non-GAAP diluted EPS of $1.58 to $1.64 for 2013. Altra expects its tax rate for the full year to be approximately 31% to 33% before discrete items. The Company expects capital expenditures in the range of $19 to $21 million, and depreciation and amortization in the range of $27 to $29 million.*

The Company will host an investor conference call to discuss its unaudited third-quarter financial results today, October 24, 2013, at 10:00 AM ET. The public is invited to listen to the conference call by dialing (877) 407-8293 domestically or (201) 689-8349 for international access and asking to participate in the ALTRA conference call. A live webcast of the call will be available in the “Investor Relations” section of www.altramotion.com. Individuals may download charts that will be used during the call at www.altramotion.com under “Events & Presentations” in the “Investor Relations” section. The charts will be available after earnings are released. A replay of the recorded conference call will be available at the conclusion of the call on October 24, through midnight on November 7, 2013. To listen to the replay, dial (877) 660-6853 domestically or (201) 612-7415 for international access (replay ID # 422437). A webcast replay also will be available at www.altramotion.com.

Altra Holdings, Inc.

Consolidated Statements of Income Data:	Quarter Ended		Year to Date Ended
In Thousands of Dollars, except per share amounts	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$175,443	$174,488	$541,688	$554,816
Cost of sales	121,785	122,477	378,112	390,130

Gross profit	$53,658	$52,011	$163,576	$164,686
Gross profit as a percent of net sales	30.6%	29.8%	30.2%	29.7%
Selling, general & administrative expenses	31,672	30,785	96,742	94,666
Research and development expenses	3,002	2,823	9,150	8,792
Restructuring Charges	97	—	655	—

Income from operations	$18,887	$18,403	$57,029	$61,228
Income from operations as a percent of net sales	10.8%	10.5%	10.5%	11.0%
Interest expense, net	2,567	6,637	7,830	18,915
Other non-operating expense, net	686	402	783	1,834

Income before income taxes	$15,634	$11,364	$48,416	$40,479
Provision for income taxes	5,176	2,846	15,423	10,836

Income tax rate	33.1%	25.0%	31.9%	26.8%
Net income	10,458	8,518	32,993	29,643

Net loss attributable to non-controlling interest	43	29	77	29

Net income attributable to Altra Holdings, Inc.	$10,501	$8,547	$33,070	$29,672

Weighted Average common shares outstanding
Basic	26,780	26,675	26,750	26,632
Diluted	26,836	26,708	26,852	26,737

Net income per share
Basic	$0.39	$0.32	$1.24	$1.11
Diluted	$0.39	$0.32	$1.23	$1.11

Reconciliation of Non-GAAP Income From Operations:

Income from operations	$18,887	$18,403	$57,029	$61,228

Amortization of inventory fair value adjustment	—	122	—	122
Restructuring costs	97	—	655	—
Acquisition related expenses	282	32	365	423

Non-GAAP income from operations	$19,266	$18,557	$58,049	$61,773

Reconciliation of Non-GAAP Net Income:

Net income attributable to Altra Holdings, Inc.	$10,501	$8,547	$33,070	$29,672

Amortization of inventory fair value adjustment	—	122	—	122
Acquisition related expenses	282	32	365	423
Restructuring costs	97	—	655	—
Premium and deferred financing expense and original issue discount eliminated on the redeemed debt	—	660	—	1,290
Tax impact of above adjustments	(125)	(240)	(319)	(566)

Non-GAAP net income	$10,755	$9,121	$33,771	$30,941

Non-GAAP diluted earnings per share	$0.40 (1)	$0.34 (2)	$1.26 (3)	$1.16 (4)

(1) - tax impact is calculated by multiplying the estimated effective tax rate for the period of 33.1% by the above items

(2) - tax impact is calculated by multiplying the estimated effective tax rate for the period of 29.5% by the above items

(3) - tax impact is calculated by multiplying the estimated effective tax rate for the period of 31.3% by the above items

(4) - tax impact is calculated by multiplying the estimated effective tax rate for the period of 30.9% by the above items

Consolidated Balance Sheets

In Thousands of Dollars	September 28, 2013	December 31, 2012
	(unaudited)
Assets:
Current Assets
Cash and cash equivalents	70,272	85,154
Trade receivables, net	99,773	92,933
Inventories	120,571	123,776
Deferred income taxes	9,646	8,918
Income tax receivable	867	6,397
Prepaid expenses and other current assets	6,274	6,578

Total current assets	307,403	323,756
Property, plant and equipment, net	136,196	138,094
Intangible assets, net	71,137	76,098
Goodwill	88,115	88,225
Deferred income taxes	1,173	1,150
Other non-current assets, net	4,490	5,716

Total assets	$608,514	$633,039

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	47,454	43,042
Accrued payroll	20,277	19,893
Accruals and other current liabilities	33,384	33,796
Deferred income taxes	—	34
Current portion of long-term debt	12,800	9,135

Total current liabilities	113,915	105,900
Long-term debt, less current portion and net of unaccreted discount	181,085	238,460
Deferred income taxes	39,444	38,821
Pension liabilities	12,048	14,529
Other post retirement benefits	196	230
Long-term taxes payable	1,155	1,118
Other long-term liabilities	720	730
Redeemable non-controlling interest	1,041	1,239
Total stockholders’ equity	258,910	232,012

Total liabilities, non-controlling interest and stockholders’ equity	$608,514	$633,039

	Year to Date Ended
	September 28, 2013	September 29, 2012
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net income	$32,993	$29,643
Adjustments to reconcile net income to net cash flows:
Depreciation	16,047	15,038
Amortization of intangible assets	4,882	5,052
Amortization of deferred financing costs	646	1,447
Loss on foreign currency, net	593	44
Accretion of debt discount, net	2,331	2,585
Stock based compensation	2,397	2,233
Changes in assets and liabilities:
Trade receivables	(8,756)	(2,134)
Inventories	3,451	3,106
Accounts payable and accrued liabilities	9,197	(557)
Other current assets and liabilities	254	984
Other operating assets and liabilities	(1,866)	(2,948)

Net cash flows from operating activities	62,169	54,493

Cash flows from investing activities
Purchase of property, plant and equipment	(14,361)	(25,162)
Acquisition of Lamiflex, net of $68 cash received	—	(7,444)

Net cash flows from investing activities	(14,361)	(32,606)

Cash flows from financing activities
Payments on Term Loan Facility	(3,750)	—
Payments on Revolving Credit Facility	(54,304)	—
Purchase of 8 1/8 Senior Secured Notes	—	(21,000)
Proceeds from Construction Loan	2,450	—
Shares surrendered for tax withholdings	(1,166)	(905)
Redemption of variable rate demand revenue bonds related to the San Marcos facility	—	(3,000)
Dividend Payments	(4,852)	(1,348)
Payment on mortgages and other	(515)	(736)
Payments on capital leases	(25)	(303)

Net cash flows from financing activities	(62,162)	(27,292)

Effect of exchange rate changes on cash and cash equivalents	(528)	1,026

Net change in cash and cash equivalents	(14,882)	(4,379)
Cash and cash equivalents at beginning of year	85,154	92,515

Cash and cash equivalents at end of period	$70,272	$88,136

Reconciliation to free cash flow:
Net cash flows from operating activities	62,169	54,493
Purchase of property, plant and equipment	(14,361)	(32,606)

Free cash flow	$47,808	$21,887

About Altra Holdings

Altra Holdings, Inc., through its wholly-owned subsidiary Altra Industrial Motion, Inc., is a leading global designer, producer and marketer of a wide range of electromechanical power transmission and motion control products. The company brings together strong brands covering over 40 product lines with production facilities in nine countries. Our leading brands include Boston Gear, Warner Electric, TB Wood’s, Formsprag Clutch, Wichita Clutch, Ameridrives Couplings, Kilian Manufacturing, Marland Clutch, Nuttall Gear, Stieber Clutch, Twiflex Limited, Bibby Transmissions, Matrix International, Inertia Dynamics, Huco-Dynatork, Warner Linear, Bauer Gear Motor and Powerflex.

* Discussion of Non-GAAP Financial Measures

As used in this release and the accompanying slides posted on the Company’s website, non-GAAP diluted earnings per share, non-GAAP income from operations and non-GAAP net income are each calculated using either net income or income from operations that excludes acquisition related costs, restructuring costs, and other income or charges that management does not consider to be directly related to the Company’s core operating performance. Non-GAAP diluted earnings per share is calculated by dividing non-GAAP net income by GAAP weighted average shares outstanding (diluted). Non-GAAP free cash flow is calculated by deducting purchases of property, plant and equipment from net cash provided by operating activities.

Altra believes that the presentation of non-GAAP net income, non-GAAP income from operations, non-GAAP diluted earnings per share and non-GAAP free cash flow provides important supplemental information to management and investors regarding financial and business trends relating to the Company’s financial condition and results of operations.

Forward-Looking Statements

All statements, other than statements of historical fact included in this release are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. Forward-looking statements can generally be identified by phrases such as “believes,” “expects,” “potential,” “continues,” “may,” “should,” “seeks,” “predicts,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “could,” “designed”, “should be,” and other similar expressions that denote expectations of future or conditional events rather than statements of fact. Forward-looking statements also may relate to strategies, plans and objectives for, and potential results of, future operations, financial results, financial condition, business prospects, growth strategy and liquidity, and are based upon financial data, market assumptions and management’s current business plans and beliefs or current estimates of future results or trends available only as of the time the statements are made, which may become out of date or incomplete. Forward-looking statements are inherently uncertain, and investors must recognize that events could differ significantly from our expectations. These statements include, but may not be limited to, those relating to organic growth opportunities, end market expectations, plans to enhance bottom line performance, plans to gain market share, the contribution of new products and programs to Altra’s performance in the coming year, statements relating to future dividend payments, the Company’s acquisition strategy and its guidance for full year 2013.

In addition to the risks and uncertainties noted in this release, there are factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include: (1) competitive pressures, (2) changes in economic conditions in the United States and abroad and the cyclical nature of our markets, (3) loss of distributors, (4) the ability to develop new products and respond to customer needs, (5) risks associated with international operations, including currency risks, (6) accuracy of estimated forecasts of OEM customers and the impact of the current global economic environment on our customers, (7) risks associated with a disruption to our supply chain, (8) fluctuations in the costs of raw materials used in our products, (9) product liability claims, (10) work stoppages and other labor issues, (11) changes in employment, environmental, tax and other laws and changes in the enforcement of laws, (12) loss of key management and other personnel, (13) changes in pension and retirement liabilities, (14) risks associated with compliance with environmental laws, (15) the ability to successfully identify, execute, manage and integrate key acquisitions and mergers, (16) failure to obtain or protect intellectual property rights, (17) risks associated with impairment of goodwill or intangibles assets, (18) failure of operating equipment or information technology infrastructure, (19) risks associated with our debt leverage and operating covenants under our debt instruments, (20) risks associated with restrictions contained in our Convertible Notes and Credit Facility, (21) risks associated with compliance with tax laws, (22) risks associated with the global recession and volatility and disruption in the global financial markets, (23) risks associated with implementation of our new ERP system, (24) risks associated with the Bauer and Lamiflex acquisitions and integration and other acquisitions, (25) risks associated with the Company’s investment in a new manufacturing facility in China, and (26) other risks, uncertainties and other factors described in the Company’s quarterly reports on Form 10-Q and annual reports on Form 10-K and in the Company’s other filings with the U.S. Securities and Exchange Commission (SEC) or in materials incorporated therein by reference. Except as required by applicable law, Altra Holdings, Inc. does not intend to, update or alter its forward looking statements, whether as a result of new information, future events or otherwise. AIMC-E

Contact:

Altra Holdings, Inc.

Christian Storch, Chief Financial Officer

781-917-0541

Christian.storch@altramotion.com